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                        EXHIBIT 12.1

            COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                    (DOLLARS IN THOUSANDS)

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                                                                  FISCAL YEAR ENDED
                                              -------------------------------------------------------------------
                                              AUGUST 31,     AUGUST 30,     AUGUST 29,   AUGUST 28,    AUGUST 26,
                                                1996           1997           1998         1999          2000
                                              ----------     ----------    ----------    ----------    ----------
Fixed charges:
   Interest expense ..........................  $ 9,455        $ 9,235        $10,346      $13,831       $ 19,454
   Amortization of debt expense ..............      720            661            681        1,382          2,043
   Rental expense included in fixed charges...    3,949          3,802          3,721        8,481         10,793
                                                -------        -------        -------      -------       --------
      Total fixed charges.....................  $14,124        $13,698        $14,748      $23,694       $ 32,290
                                                =======        =======        =======      =======       ========

Earnings:
   Pre-tax (loss) income .....................  $(1,066)       $  (921)       $ 3,579      $(3,452)      $(15,218)
   Plus: fixed charges........................   14,124         13,698         14,748       23,694         32,290
                                                -------        -------        -------      -------       --------
      Total earnings .........................  $13,058        $12,777        $18,327      $20,242       $ 17,072
                                                =======        =======        =======      =======       ========

Ratio of earnings to fixed charges ...........      n/a            n/a            1.2          n/a            n/a
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